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                                      EXHIBIT i.

                         Opinion and Consent of Counsel

                   The Hartford Financial Services Group, Inc.
                                 Hartford Plaza
                               Hartford, CT 06115

August 27, 2002

Hartford Series Fund, Inc.
Hartford Plaza
Hartford, CT 06115

Subject: Hartford Capital Appreciation HLS Fund, Hartford Dividend and Growth HLS Fund, Hartford Index HLS Fund, Hartford International Opportunities HLS Fund, Hartford MidCap HLS Fund, Hartford Small Company HLS Fund, Hartford Stock HLS Fund, Hartford Advisers HLS Fund, Hartford Global Advisers HLS Fund, Hartford Bond HLS Fund, Hartford Mortgage Securities HLS Fund, and Hartford Money Market HLS Fund, each a series of Hartford Series Fund, Inc. (each, a "Series")

Gentlemen:

I have examined the Articles of Incorporation of Hartford Series Fund, Inc. (hereafter referred to as the "Fund"); the By-Laws of the Fund; documents evidencing various pertinent corporate proceedings; and such other things considered by me to be material to determine the legality of the sale of the authorized but unissued shares of common stock of the Fund. Based upon my examination, it is my opinion that the Fund is a validly organized and existing corporation under the laws of the State of Maryland and is legally authorized to issue shares of common stock of each Series, at prices determined as described in the Fund's currently effective Prospectus, when such shares are properly registered under all applicable federal and state securities laws.

Based upon the foregoing, it is my opinion that the shares of each Series, when issued for consideration as described in the Fund's currently effective prospectus, will be validly issued, fully paid and nonassessable shares of common stock of the Fund.

I hereby consent to the inclusion of this Opinion as an Exhibit to any Post-Effective Amendment to a Registration Statement of the Fund under the Securities Act of 1933, as amended.

Very truly yours,

/s/ Kevin J. Carr

Kevin J. Carr
Assistant General Counsel